EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of October 29, 2010, by and between Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), and Charles A. Koppelman (the “Executive”).

WHEREAS, the parties to this Amendment are also parties to that certain Employment Agreement (the “Employment Agreement”), dated as of September 17, 2008, by and between the Company and the Executive; and

WHEREAS, the parties to this Amendment wish to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 2(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(b) During the Employment Term, the Executive shall devote substantially all of his business time and attention to the businesses of the Company and its subsidiaries and affiliates and shall not engage in any activity inconsistent with the foregoing, whether or not such activity shall be engaged in for pecuniary profit, unless approved by the Board; provided, however, that, to the extent such activities do not violate, or substantially interfere with his performance of his duties, services and responsibilities under, this Agreement, the Executive shall be permitted to manage his personal, financial and legal affairs and serve on civic or charitable boards and committees of such boards. The parties understand and agree that the Executive may continue to serve on corporate, civic and charitable boards on which he sits as of the date of this Agreement (including as a director of Six Flags, Inc., a trustee of Asarco/Than Trust, a member of Counsel Financial II LLC, the Chairman of CAK Entertainment, Inc., a stockholder and director of SFNY, Inc, and a trustee of the United States Gypsum Asbestos Personal Injury Settlement Trust) (such activities, together, and as may be amended pursuant to this paragraph, the “Non-Company Activities”). Executive shall not permit the Non-Company Activities to interfere with the Executive’s performance on behalf of the Company under this Agreement, and Executive agrees that, subject to the first sentence of this paragraph, he shall only accept new or additional responsibilities related to businesses other than the Company’s (such new or additional responsibilities constituting Non-Company Activities) to the extent Executive gives up a Non-Company Activity requiring a commensurate amount of time and effort. During the Employment Term, the Executive’s principal location of employment shall be at the Company’s executive offices in New York City, New York, except for customary business travel on behalf of the Company and its subsidiaries and affiliates.

2. Section 4(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(c) The Company will contribute $60,000 per year to the Executive for driver expenses in installments of $5,000, payable monthly in arrears on the first check run of the following month.

3. Except as specifically amended hereby, the terms and provisions of the Employment Agreement shall continue in full force and effect.

4. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

MARTHA STEWART LIVING OMNIMEDIA, INC.

By: /s/ Peter Hurwitz Name: Peter Hurwitz Title: General Counsel /s/ Charles A Koppelman
Charles A. Koppelman